FOR IMMEDIATE RELEASE

Media Contact                                                  Investor Contact
Catherine M. Conroy                                               Kevin Zuccala
212-892-3275                                                       212-892-4693


                 DLJ SECOND QUARTER NET INCOME RISES 42 PERCENT
                           TO A RECORD $142.3 MILLION


         New York - July 14, 1998 - Donaldson, Lufkin & Jenrette, Inc. (NYSE:
DLJ) today reported that its second quarter net income rose 42 percent to a record $142.3 million. Earnings per share (diluted) increased 33 percent to $1.05 per share versus the $0.79 per share (adjusted for a two-for-one stock split in May 1998) that the firm reported for the comparable quarter a year ago. Total revenues for the second quarter of 1998 rose 47 percent to a record $1.6 billion as the firm achieved all-time highs in commissions, underwritings and fees.

         Net revenues for the quarter, or total revenues minus interest expense, rose 45 percent to a record $1.2 billion. Average return on equity for the second quarter was 26.1 percent. Book value at June 30, 1998, adjusted for the two-for-one stock split, was $18.12 per common share.

         In a joint statement, Joe L. Roby, President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., and John S. Chalsty, DLJ's Chairman, said, "These outstanding results arise from the tremendous momentum we have generated in our investment banking and capital markets businesses. DLJ has built well-rounded, highly competitive franchises, giving us leadership positions in each of our major markets. The numbers, which speak for themselves, document these achievements.

         "Underwriting revenues nearly doubled, climbing to $352.7 million and commission revenues rose 28 percent to $201.9 million - both are at record levels. During the quarter, DLJ lead managed the decade's largest high-yield offering, a $3.45 billion bond issue for Niagara Mohawk Power Corporation. DLJ continues to be the leading underwriter in the high-yield market.

         "We also made considerable progress in building our M&A practice. Fee income for the quarter grew by more than 80 percent to a record $318.4 million as revenues generated by our M&A activities more than doubled. According to Securities Data Company, during the first half of the year DLJ was the number six ranked financial advisor on both a domestic and global basis as measured by the dollar volume of our announced assignments. Among the quarter's highlights was our role as financial advisor to Tele-Communications, Inc. in its $69 billion pending merger with AT&T Corp.

         Messrs. Roby and Chalsty continued, "During the second quarter, net interest increased 72 percent to $212.0 million, largely as a result of a highly successful trading strategy employed by our Emerging Markets Group. The group's profits, which were at record levels for the quarter, are realized as net interest revenues rather than as trading gains. The increase in net interest revenues more than offsets the decreases in trading revenues. Consequently, DLJ recorded only $30.4 million in trading revenues for the second quarter, a decline of 67 percent. In the aggregate, however, net interest and trading gains increased 12 percent during the quarter."

         A RECORD SIX MONTHS

         For the first six months of 1998, DLJ's net income rose 48 percent to a record $276.5 million. Earnings per share (diluted) were $2.05, 39 percent greater than the $1.47 (adjusted for the two-for-one stock split) reported for the comparable period a year ago. Total revenues for the first half of the year rose 49 percent to a record $3.1 billion. Average return on equity for the period was 26.4 percent.

         Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; on-line, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 7,700 people worldwide and maintains offices in 14 cities in the United States and 11 cities in Europe, Latin America and Asia. The company's common stock trades on the New York Stock Exchange under the ticker symbol DLJ. For more information on Donaldson, Lufkin & Jenrette, refer to the company's world wide web site at http://www.dlj.com.

                            Financial Tables Follow

              DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
           (in thousands, except per share data and financial ratios)

                                                      --------------------------------------------------------
                                                             QUARTERS ENDED             SIX MONTHS ENDED
                                                                JUNE 30,                    JUNE 30,
                                                          1998          1997           1998            1997
                                                      --------------------------------------------------------
Revenues:
  Commissions                                         $  201,942     $  158,346      $  400,466     $  326,696
  Underwritings                                          352,675        181,538         673,474        357,360
  Fees                                                   318,436        176,695         573,807        322,827
  Interest-net (1)                                       590,264        369,992       1,155,053        689,720
  Principal transactions-net:
    Trading                                               30,420         92,892         134,723        247,308
    Investment                                            47,195         63,533          88,493         64,380
  Other                                                   15,813         18,184          24,150         34,292
                                                      ----------     ----------      ----------     ----------
      Total revenues                                   1,556,745      1,061,180       3,050,166      2,042,583
                                                      ----------     ----------      ----------     ----------

Costs and expenses:
  Compensation and benefits                              672,966        442,330       1,317,050        865,779
  Interest                                               378,241        247,006         752,107        465,177
  Brokerage, clearing, exchange
    fees, and other                                       72,916         51,305         129,237        109,785
  Occupancy and equipment                                 64,614         45,335         124,048         85,305
  Communications                                          21,658         15,927          41,159         29,771
  Other operating expenses                               115,850         92,277         238,815        175,766
                                                      ----------     ----------      ----------     ----------
    Total costs and expenses                           1,326,245        894,180       2,602,416      1,731,583
                                                      ----------     ----------      ----------     ----------

Income before provision for
   income taxes                                          230,500        167,000         447,750        311,000
                                                      ----------     ----------      ----------     ----------

Provision for income taxes                                88,200         66,800         171,300        124,400
                                                      ----------     ----------      ----------     ----------

Net income                                            $  142,300     $  100,200      $  276,450     $  186,600
                                                      ==========     ==========      ==========     ==========

Dividends on preferred stock                          $    5,289     $    2,970      $   10,732     $    6,204
                                                      ==========     ==========      ==========     ==========

Earnings applicable to
   common shares                                      $  137,011     $   97,230      $  265,718     $  180,396
                                                      ==========     ==========      ==========     ==========

Earnings per share (2):
   Basic                                              $     1.17     $     0.88      $     2.29     $     1.65
   Diluted                                            $     1.05     $     0.79      $     2.05     $     1.47
                                                      ==========     ==========      ==========     ==========

Weighted average common shares (2):
   Basic                                                 117,394        110,234         116,244        109,180
   Diluted                                               130,661        124,106         129,795        122,634
                                                      ==========     ==========      ==========     ==========

              DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
           (in thousands, except per share data and financial ratios)

                                                      --------------------------------------------------------
                                                             QUARTERS ENDED             SIX MONTHS ENDED
                                                                JUNE 30,                    JUNE 30,
                                                          1998          1997           1998            1997
                                                      --------------------------------------------------------

Balance Sheet Data at end of period:
  Long-term borrowings (3)                                                            $2,563,206     $1,551,417
                                                                                      ==========     ==========

  Redeemable preferred stock                                                          $  200,000     $  200,000
                                                                                      ==========     ==========

  Total stockholders' equity  (2,4)                                                   $2,538,768     $1,824,395
                                                                                      ==========     ==========

  Book value per common share
     outstanding                                                                      $    18.12     $    13.91
                                                                                      ==========     ==========

  Common shares and RSUs outstanding
     at end of period                                                                    119,438        116,764
                                                                                      ==========     ==========

Other Financial Data at end of period:
  Ratio of long-term borrowings to total
     capitalization (5)                                                                    48.3%          41.8%
  Return on average common stockholders'
     equity (6)                                          26.1%            24.7%            26.4%          23.5%


(1) Interest-net is net of interest expense to finance U.S. Government, agency and mortgage-backed securities of $782.7 million, $751.9 million, $1,548.8 million and $1,365.8 million, respectively.

(2) The Board of Directors declared a two-for-one stock split of the Company's common stock and the stockholders approved an increase in the number of authorized common shares from 150 million to 300 million. The stock split was effected in the form of a 100% stock dividend to stockholders of record on April 27, 1998, and was paid on May 11, 1998. The par value of the common stock remained at $.10 per share. All share and per share amounts have been restated for the effect of the stock split.

     Basic earnings per common share amounts have been calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average actual common shares outstanding, i.e., excluding the effect of potentially dilutive securities. Diluted earnings per common share include the dilutive effects of the Restricted Stock Unit Plan and the dilutive effect of options and convertible debt calculated under the treasury stock method and "if-converted" method, respectively.

(3) In May 1998, the Company filed a shelf registration statement which enables the Company to issue from time to time up to $1.625 billion in aggregate principal amount of senior or subordinated debt securities, preferred stock, common stock and warrants. In June 1998, the Company issued $500 million 6 1/2% Senior Notes due 2008 from this shelf registration.

(4) In January 1998, the Company issued 3.5 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, with a liquidation preference of $50 per share ($175.0 million aggregate liquidation value).

(5) Long-term borrowings and total capitalization (the sum of long-term borrowings, preferred stock, and stockholders' equity) exclude current maturities (one year or less) of long-term borrowings.

(6) Return on average common stockholders' equity is calculated on an annualized basis for periods of less than one full year using a four-point average and is based on earnings applicable to common shares.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange At of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Donaldson, Lufkin & Jenrette, Inc.


                                          /s/ Marjorie White
                                          ----------------------------------
                                          Marjorie White
                                          Secretary


July 15, 1998